Exhibit 99.1

Mobiquity Networks mall media partner EYE announces a mobile expansion that will enhance the total mobile experience in malls

NEW YORK, June 04, 2012 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announces today that their strategic marketing partner in Mobiquity Networks, EYE, announced the rollout of additional mobile marketing solutions including QR, NFC, SMS, and AR. This network will complement Ace Marketing’s Mobiquity Network which is currently running in 75 malls across the US.

Mobiquity Networks President, Sean Trepeta stated, “Everyone is starting to realize that mobile is not only the future, but it’s also the present, so we are extremely excited about EYE’s commitment to location-based mobile marketing. We also believe that EYE’s new concentration on mobile sales will benefit Mobiquity Networks greatly.”

Jeff Gunderman, SVP and GM of EYE USA went on to say, “We can now deliver content to 100% of phones and let consumers decide how they want to engage with their mobile phones.  We see mobile as a great enabler for brands to connect with customers and allow sharing across social networks.  This new and improved platform is an important step in helping brands bring their campaigns to life.”

For the entire EYE Corp. release, please visit: http://www.eyecorp.com/index.asp?c=0&p=0&id=9&t=13&n=512

ABOUT Ace Marketing & Promotions, Inc. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing solutions company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered to mobile devices. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: www.mobiquitynetworks.com.

ABOUT EYE

At EYE, we understand how mall media impacts shoppers better than anyone else. With over 300 malls covering over half of the top centers in the top DMA’s, we offer both hyper-local targeting and national coverage in some of America’s most iconic retail environments. We are number one in the US for mall media solutions. Our diverse offering of backlit posters, high definition digital screens, mobile connectivity and banners means we can create a customized and integrated solution for every marketing challenge. www.eyecorp.com

Eye Corp Pty Ltd is a wholly owned subsidiary of Ten Network Holdings Limited, a publicly listed company which also operates Network Ten, the broadcaster of Australian free-to-air channels ONE, TEN and ELEVEN.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.	Legend Securities, Inc.
EYE USA
Thomas Wagner	Jeff Gunderman
800-385-5790	SVP and GM
718-233-2627	646-871-4430
twagner@legendsecuritiesinc.com	jeffgunderman@eyecorp.com